Exhibit 99.1
MiMedx Receives NASDAQ Notice of Late Form 10-Q Filing
Marietta, Georgia, May 18, 2018 -- MiMedx Group, Inc. (NASDAQ: MDXG), a leading developer and marketer of regenerative and therapeutic biologics, today announced that it received written notification, as expected, from the NASDAQ Stock Market that the Company continues to be in noncompliance with the NASDAQ Listing Rules since MiMedx has not yet filed its Form 10-Q for the period ended March 31, 2018. As the Company announced on March 2, 2018, NASDAQ previously notified MiMedx that it was not in compliance with the NASDAQ Listing Rules since the Company had not yet filed its Form 10-K for the year ended December 31, 2017.
The NASDAQ notice has no immediate effect on the listing of the Company's common stock. NASDAQ Listing Rule 5250(c)(1) requires NASDAQ-listed companies to timely file all periodic reports. The Company has submitted in a timely manner to NASDAQ a plan to regain compliance, and NASDAQ has informed MiMedx that it can grant an exception for MiMedx to remain listed for up to 180 calendar days from the Form 10-K’s due date, or until August 28, 2018, if the plan is accepted.
About MiMedx
MiMedx® is a leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. "Innovations in Regenerative Medicine" is the framework behind the Company’s mission to give physicians products and tissues to help the body heal itself. The Company processes the human placental tissue utilizing its proprietary PURION® Process methodology, among other processes, to produce safe and effective allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1 million allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. For additional information, please visit www.mimedx.com.

Safe Harbor Statement
This press release includes forward-looking statements that may be identified by words such as "believe," "expect," "may," "plan," "potential," "will," "preliminary," and similar expressions, and are based on management’s current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. For more detailed information on the risks and uncertainties, please review the Risk Factors section of the Company’s most recent annual report or quarterly report filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

Contact:
Robert P. Borchert
Vice President, Investor Relations
770-651-9383
investorrelations@mimedx.com